                                                                                             EXHIBIT 21.1

                                        LIST OF SUBSIDIARIES

SUBSIDIARY                            LOCATION              BUSINESS          DATE                % OWNED

Research Engineers, Europe LTD        Bristol, UK           Software Sales    1986                100%
Research Engineers, Pvt LTD           Calcutta, India       Software Sales    1986                100%
Research Engineers, GMBH              Herne, Germany        Software Sales    November, 1995*     100%
Research Engineers, SARL              Dourdan, France       Software Sales    October, 1998       100%
R-Cube Technologies, Inc.             San Jose, CA          IT Services       February, 1999*     100%
PacSoft Incorporated                  Woodinville, WA       Software Sales    March, 1999*        100%
NetGuru Systems, Inc.                 Waltham, MA           IT Services       September, 1999*    100%
NetGuru Consulting, Inc.              Waltham, MA           IT Services       September, 1999*    100%
Web4, Inc.                            Yorba Linda, CA       ASP services      December, 1999      100%
e-Destinations, Inc.                  Artesia, CA           e-commerce        January, 2000*      100%
Allegria Software, Inc.               Yorba Linda, CA       Software Sales    April, 2000*        100%
Net Guru India, Pvt. Ltd.             Calcutta, India       ISP/Internet      May, 2000*          49%
Interra Global Limited                Calcutta, India       ISP/Internet      May, 2000*          74%

* Acquired; balance of subsidiaries were created.